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                                   EXHIBIT 21

                   Subsidiaries of MACC Private Equities Inc.
                       and Jurisdiction of Incorporation






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                           MACC PRIVATE EQUITIES INC.

                         SUBSIDIARIES AND JURISDICTIONS
                                OF INCORPORATION



              1. MorAmerica Capital Corporation, a wholly-owned subsidiary of MACC Private Equities Inc. incorporated under the laws of the State of Iowa.

              2. MorAmerica Realty Services, Inc., formerly d/b/a/ University Inn, a wholly owned subsidiary of MACC Private Equities Inc. incorporated under the laws of the State of Iowa.

              3. Motel Services, Inc., a wholly owned subsidiary of MorAmerica Realty Services, Inc. incorporated under the laws of the State of Iowa.


          5395A